EXHIBIT 12

                                ASHLAND INC.
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                 AND EARNINGS TO COMBINED FIXED CHARGES AND
                         PREFERRED STOCK DIVIDENDS
                               (In millions)


                                                                           Years Ended September 30
                                                         -------------------------------------------------------------
                                                           1995         1996        1997         1998         1999
                                                         ----------   ----------  ----------   ----------   ----------

EARNINGS

Income from continuing operations                        $     14     $    136    $    192     $    203     $    290
Income taxes                                                   (1)          72         127          114          192
Interest expense                                              153          154         148          133          141
Interest portion of rental expense                             35           44          48           40           35
Amortization of deferred debt expense                           1            1           1            1            1
Undistributed earnings of unconsolidated affiliates            (8)         (21)        (19)         (77)           -
Amounts related to significant affiliates*
    Earnings                                                   49           57          47           59           41
    Dividends                                                  (9)          (5)        (12)         (10)         (10)
                                                         ----------   ----------  ----------   ----------   ----------
                                                         $    234     $    438    $    532     $    463     $    690
                                                         ==========   ==========  ==========   ==========   ==========

FIXED CHARGES

Interest expense                                         $    153     $    154    $    148     $    133     $    141
Interest portion of rental expense                             35           44          48           40           35
Amortization of deferred debt expense                           1            1           1            1            1
Capitalized interest                                            -            -           1            -            -
Fixed charges of significant affiliates*                       32           29          25           29           61
                                                         ----------   ----------  ----------   ----------   ----------
                                                         $    221     $    228    $    223     $    203     $    238
                                                         ==========   ==========  ==========   ==========   ==========

COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS


Preferred dividend requirements                          $     19     $     19    $      9     $      -     $      -
Ratio of pretax to net income**                               .90         1.53        1.66            -            -
                                                         ----------   ----------  ----------   ----------   ----------
Preferred dividends on a pretax basis                          17           29          16            -            -
Fixed charges                                                 221          228         223          203          238
                                                         ----------   ----------  ----------   ----------   ----------
                                                         $    238     $    257    $    239     $    203     $    238
                                                         ==========   ==========  ==========   ==========   ==========

RATIO OF EARNINGS TO FIXED CHARGES                           1.06         1.92        2.39         2.28         2.90

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS
                                                              ***         1.70        2.23         2.28         2.90

* Significant affiliates are companies accounted for on the equity method that are 50% or greater owned or whose indebtedness has been directly or indirectly guaranteed by Ashland or its consolidated subsidiaries.

** Computed as income from continuing operations before income taxes divided by income from continuing operations, which adjusts dividends on preferred stock to a pretax basis.

***   Combined  fixed  charges  and  preferred  stock  dividends   exceeded
      earnings (as defined) by $4 million.